Exhibit 99.1

Health Catalyst Announces New Leadership Assignments in Support of Strategic Focus Areas

Announces Appointments of Kevin Freeman as Chief Growth Officer, Tarah Neujahr Bryan as Chief Marketing Officer, and Dave Ross as Chief Technology Officer.

Salt Lake City, UT – September 7, 2022 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced three new leadership assignments in support of its strategic focus areas moving forward. These strategic focus areas center around strengthening and deepening existing client relationships to enable greater success in realizing massive, measurable, data-informed improvement, while continuing to add new client relationships.

This strategic focus includes the appointment of the company’s current Chief Revenue Officer, Kevin Freeman, as Chief Growth Officer, and current Chief Brand and Communications Officer, Tarah Neujahr Bryan, as Chief Marketing Officer, effective September 7, 2022. In these roles, Kevin and Tarah will be responsible for the strategic growth functions at Health Catalyst, with a primary focus on expanding existing client relationships, and Kevin and Tarah will each report directly to Chief Executive Officer Dan Burton.

Kevin Freeman came to Health Catalyst in 2020 as part of the Vitalware acquisition, bringing 20+ years of healthcare IT growth leadership experience including publicly traded, private equity, and venture-capital-backed companies. He has a successful track record of building results-driven teams, strengthening client partnerships, and driving business development growth. Kevin has a Bachelor of Arts in Sociology from the University of Texas at Arlington.

Tarah Neujahr Bryan joined Health Catalyst in 2013 and has served as Editorial Director, Senior Vice President of Marketing, and Chief Brand and Communications Officer. She brings a breadth of marketing and communications experience to her current role. Prior to joining Health Catalyst, Tarah served as the Marketing Communications Director and the Foundation Executive Director at a community hospital, managed at an advertising agency, was the Editor and Operations Manager at an archaeology firm, and provided triage assistance and patient admissions at a Level-II Trauma Center. She has a Master of Arts in Journalism and Mass Communications from the University of Nebraska and a Bachelor of Arts from Montana State University-Billings.

Health Catalyst has also named Dave Ross, current Associate Chief Technology Officer, as Chief Technology Officer, also effective September 7, 2022. He will play a critical technology leadership role in building and enabling a world-class data and analytics infrastructure to support clients’ efforts towards massive improvement in critical use-case areas such as tech-enabled outsourcing, financial empowerment, population health, and clinical improvement.

Dave Ross joined Health Catalyst in 2021 as part of the Twistle acquisition, and was previously the Chief Technology Officer and Co-Founder of Twistle, leading all product development and engineering activities for over ten years prior to Twistle being acquired by Health Catalyst. Before starting Twistle, Dave was the Director of Information Systems at Albany Medical Center in New York. He has built and led software development initiatives across healthcare and educational technology sectors and is passionate about finding the perfect intersection between engineering excellence and delivering business value. Dave holds a Bachelor of Science in Information Systems from SUNY Empire State College.

“This is a pivotal time for Health Catalyst as we work toward enabling the positive transformation of care for every patient served by our healthcare clients,” said Chief Executive Officer Dan Burton. “I am grateful for each of these three world-class leaders moving into key positions, providing them with an increased opportunity to deliver on our long-term growth and vision to sustain our critical mission of being a catalyst, in deep partnership with our clients, to enable massive, measurable, data-informed healthcare improvement.”

Related to the new growth leadership assignments, effective September 30, 2022, Patrick Nelli will transition from his role as President to that of Senior Advisor, where he will primarily focus on enabling a smooth transition of his prior responsibilities as President to Kevin Freeman, Chief Growth Officer, and to Dan Burton, Chief Executive Officer. Patrick joined Health Catalyst in 2013 and has played various roles contributing to the company’s success, including as Chief Financial Officer from 2017 to January 2021, and as President from January 2021 to the present. Also, effective September 30, 2022, Bryan Hinton will complete his tenure at Health Catalyst. Bryan has contributed to Health Catalyst’s growth and success in a number of roles since he joined the company in 2012, including most recently in the role of Chief Technology Officer.

Dan Burton shared, “I want to extend my heartfelt gratitude to Patrick and to Bryan for their many years of service and dedication to our mission, and for their incredible expertise and leadership in various roles over the years. They have deeply contributed to our company’s mission, growth, and success. We are truly grateful to these outstanding colleagues, and we wish them continued success in their future endeavors.”

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its clients leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

Media Contact:
Tarah Neujahr Bryan, Chief Marketing Officer
media@healthcatalyst.com